UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
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Date of Report:  July 22, 2009
(Date of earliest event reported)

Grande Communications Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	333-115602	74-3005133
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

401 Carlson Circle, San Marcos, Texas	78666
(Address of principal executive offices)	(Zip Code)

(512) 878-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction a.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Indemnification Agreements

On July 22, 2009, Grande Communications Holdings, Inc. (the “Company”) entered into Indemnification Agreements (the “Indemnification Agreement”) on the Company’s standard form for indemnification agreements with each member of its and its subsidiary’s board of directors and each of its and its subsidiary’s officers.  These individuals include the following named executive officers:  Roy H. Chestnutt, Michael L. Wilfley, Walter K.L. “Scott” Ferguson, Jr., Kay Stroman and Jared P. Benson (the “Indemnitees”).

Pursuant to the Indemnification Agreements, the Company agreed to indemnify the Indemnitees against all expenses, liability and loss, subject to certain limitations, arising out of their respective duties with the Company. The Indemnification Agreements provide indemnification in addition to the indemnification provided by the Restated Certificate of Incorporation of the Company, the Bylaws of the Company, as amended, insurance and applicable law. Among other things, the Indemnification Agreements expressly provide indemnification for the Indemnitees for expenses, judgments, penalties, fines and amounts paid in settlement (if such settlement is approved in advance by the board, which approval shall not be unreasonably withheld, conditioned or delayed) actually or reasonably incurred by each of them in connection with any Proceeding (as defined in the Indemnification Agreement) or any claim, issue or matter therein, which relates to their respective duties with the Company, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. In addition, the Company has agreed to advance expenses, subject to certain limitations, incurred by Indemnitees in connection with any Proceeding to which they are a party or are threatened to be made a party as a result of their respective duties with the Company.

The foregoing description of the Indemnification Agreements is qualified in its entirety by the form of Indemnification Agreement incorporated herein by reference as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Indemnification Agreement entered into by each Member of the Registrant’s Board of Directors and each of Registrant’s Officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANDE COMMUNICATIONS HOLDINGS, INC.

	By:	/s/ Michael L. Wilfley
Michael L. Wilfley
Chief Financial Officer

Dated: July 22, 2009